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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                                  RULE 13d-102

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 2)*

                                   ITXC Corp.
                --------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                --------------------------------------------------
                         (Title of Class of Securities)

                                    45069F109
                --------------------------------------------------
                                 (CUSIP Number)

                                 January 1, 2001
                --------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 12 pages

                                  SCHEDULE 13G

ISSUER:  ITXC Corp.                                        CUSIP NO.:  45069F109
-------                                                    ----------

--------------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, L.L.C.)
         13-337-6808
--------------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) [ ]

         (b) [ ]
--------------------------------------------------------------------------------
    3.   SEC Use Only
--------------------------------------------------------------------------------
    4.   Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------
  Number of Shares         5.     Sole Voting Power          2,794,895
  Beneficially Owned       -----------------------------------------------------
  by Each Reporting        6.     Shared Voting Power
  Person With:             -----------------------------------------------------
                           7.     Sole Dispositive Power     2,794,895
                           -----------------------------------------------------
                           8.     Shared Dispositive Power
--------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person  2,794,895
--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)       6.4%
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)
         CO
--------------------------------------------------------------------------------


                               Page 2 of 12 Pages

                                  SCHEDULE 13G

ISSUER:  ITXC Corp.                                        CUSIP NO.:  45069F109
-------                                                    ----------

PRELIMINARY NOTE: The information contained in this Schedule 13G has been amended to reflect a change in the name and controlling persons of the Reporting Person.

ITEM 1.

         (a)      NAME OF ISSUER:

                  ITXC Corp.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  600 College Road East
                  Princeton, NJ  08540

ITEM 2.

         (a)      NAME OF PERSON FILING:

                  J.P. Morgan Partners (SBIC), LLC

                  Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1221 Avenue of the Americas
                  New York, New York  10020

         (c)      CITIZENSHIP:

                  Delaware

         (d)      TITLE OF CLASS OF SECURITIES (OF ISSUER):

                  Common Stock

         (e)      CUSIP NUMBER:

                  45069F109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13d-1(b) OR 240. 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.  OWNERSHIP

         (a)      AMOUNT BENEFICIALLY OWNED:

                  2,794,895

         (b)      PERCENT OF CLASS:

                  6.4% (as of December 31, 2000)


                               Page 3 of 12 Pages

                                  SCHEDULE 13G

ISSUER:  ITXC Corp.                                        CUSIP NO.:  45069F109
-------                                                    ----------

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      2,794,895
                  (ii)     Not applicable.
                  (iii)    2,794,895
                  (iv)     Not applicable.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable


                               Page 4 of 12 Pages

                                  SCHEDULE 13G

ISSUER:  ITXC Corp.                                        CUSIP NO.:  45069F109
-------                                                    ----------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                        J.P. MORGAN PARTNERS (SBIC), LLC



                                        By: /s/ JEFFREY C. WALKER
                                            ----------------------------------
                                            Name:    Jeffrey C. Walker
                                            Title:   President


                               Page 5 of 12 Pages